VALCOR REPORTS LOWER EARNINGS FOR 1995


     DALLAS, TEXAS . . January 29, 1996 . . Valcor, Inc. reported net income of $19.5 million for 1995 compared to net income of $31.1 million in 1994. Fourth quarter net income was $2.4 million, down from $8.8 million in the fourth quarter of 1994. Average selling prices for medium density fiberboard (`MDF'') generally peaked early in 1995 as increases in industry capacity and lower demand contributed to lower MDF selling prices and operating rates during the second half of the year. Hardware products overall margins were impacted by product mix and the lower margins associated with the integration of certain operations acquired in August 1995. Lower comparable store sales, increased promotions and higher labor costs all negatively impacted fast food results.



                      SUMMARY OF OPERATIONS

                                                              THREE MONTHS ENDED             YEARS ENDED
                                                                 DECEMBER 31,                DECEMBER 31,
                                                             -------------------         --------------------

                                                              1994          1995          1994          1995
                                                              ----          ----          ----          ----

                                                                               (IN MILLIONS)
NET SALES
  Building products                                         $46.9         $45.8         $189.9         $200.0
  Hardware products                                          17.5          21.4           70.0           80.2
  Fast food                                                  32.6          30.3          115.5          115.4
                                                            -----         -----         ------         ------


                                                            $97.0         $97.5         $375.4         $395.6
                                                            =====         =====         ======         ======

OPERATING INCOME
  Building products                                         $ 8.9         $ 2.1         $ 36.4         $ 25.2
  Hardware products                                           6.2           4.8           20.9           19.9
  Fast food                                                   2.9           2.6            9.0            7.5
                                                            -----         -----         ------         ------


    TOTAL OPERATING INCOME                                   18.0           9.5           66.3           52.6

Interest expense                                              4.7           4.9           17.6           19.8
Corporate expenses (income), net                               .4           (.3)            .5             .5
                                                            -----         -----         ------        -------


    Income before income taxes                               12.9           4.9           48.2           32.3
Provision for income taxes                                    4.1           2.5           17.1           12.8
                                                            -----         -----         ------        -------


      NET INCOME                                            $ 8.8         $ 2.4         $ 31.1        $  19.5
                                                            =====         =====         ======        =======


    Valcor Inc., a wholly-owned subsidiary of publicly-traded Valhi, Inc.
(NYSE: VHI), is engaged in the building products, hardware products and fast food industries. In connection with the registration of its 9 5/8% Senior Notes due 2003, Valcor files periodic reports with the Securities and Exchange